Exhibit 23 (i)

REPORT OF INDEPENDENT AUDITORS’

To the Board of Directors and Policyholders of C.M. Life Insurance Company:

We have audited the statutory financial statements of C.M. Life Insurance Company (the "Company") as of December 31, 2000 and 1999, and have issued our report thereon dated February 8, 2001, which includes explanatory paragraphs relating to the use of statutory accounting practices, which differ from accounting principles generally accepted in the United States of America. Our audit also included the statutory financial statement schedules of C.M. Life Insurance Company, listed in Item 14(A) 2 of this Report on Form 10-K. These statutory financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such statutory financial statement schedules, when considered in relation to the basic statutory financial statements taken as a whole, present fairly in all material respects the information set forth herein.

Deloitte & Touche LLP
Hartford, Connecticut
February 8, 2001

Report of Independent Accountants on
Financial Statement Schedules

To the Board of Directors and Policyholders
of C.M. Life Insurance Company

Our audit of the 1998 statutory financial statements referred to in our report dated February 25, 1999, which is included in Item 8 of this Form 10-K, also included an audit of the financial statement schedules, for the year ended December 31, 1998, listed in Item 14(a)(2) of this Form 10-K. In our opinion, these statutory financial statement schedules present fairly, on the basis of accounting described in Note 1, in all material respects, the information set forth therein when read in conjunction with the related statutory financial statements.

PricewaterhouseCoopers LLP

Hartford, Connecticut
February 25, 1999